SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 27, 2000

GENERAL ELECTRIC COMPANY
(Exact name of registrant as specified in its charter)

New York	1-35	14-0689340

(State or other	(Commission	(IRS Employer
jurisdiction of incorporation)	File Number)	Identification No.)

3135 Easton Turnpike, Fairfield, Connecticut	06431

(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code (203) 373-2211

Item 5. Other Events

          On April 26, 2000, the share owners of General Electric Company (the "Company") authorized the amendment of the Company's Restated Certificate of Incorporation to change and increase the Company's authorized common stock from 4,400,000,000 shares, par value $0.16 per share, to 13,200,000,000 shares, par value $0.06 per share, and in so doing split the common stock (including outstanding and treasury shares) on a 3-for-1 basis.

          These changes became effective on April 27, 2000, upon the filing of a Certificate of Amendment to the Company's Restated Certificate of Incorporation with the Secretary of State of New York. Share owners of record at the close of business on that date are entitled to receive additional stock representing two additional shares for each share held. Certificates for these shares are to be sent to share owners who do not have accounts in GE Stock Direct, the Company's direct stock purchase plan, by First Class mail on or about May 5, 2000. The certificates are to be sent to such share owners at such owner's address as it appears on the books of the Company. Certificates for the new shares will not be mailed, however, for share owners who have accounts in GE Stock Direct. For those share owners, the new shares will be credited in book-entry form to the participants' GE Stock Direct accounts.

          All common stock certificates outstanding on April 27, 2000, are still valid. Old certificates and new certificates, when issued, will together represent a share owner's total common shareholdings in the Company, all with the new par value of $0.06.

          The Company has been advised by its Tax Counsel that under federal income tax laws: the receipt of additional shares of common stock will not constitute taxable income to the share owners; the cost or other tax basis to a share owner of each old share held immediately prior to the split will be divided equally among the corresponding three shares held immediately after the split; and the holding period for each of the three shares will include the period for which the corresponding old share was held.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits

Exhibits:

(3)	Certificate of Incorporation and By-laws of General Electric Company as amended through April 27, 2000.
(4)	Certificate of Incorporation and By-laws of General Electric Company as amended through April 27, 2000; see Exhibit (3) above.
Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GENERAL ELECTRIC COMPANY

By /s/ Philip D. Ameen

Philip D. Ameen
Vice President and Comptroller

Date: May 1, 2000

Exhibit Index

(3)	Certificate of Incorporation and By-laws of General Electric Company as amended through April 27, 2000.
(4)	Certificate of Incorporation and By-laws of General Electric Company as amended through April 27, 2000; see Exhibit (3) above.